Exhibit 99.1
Tesoro Logistics LP Announces Quarterly Distribution
SAN ANTONIO - January 22, 2014 - Tesoro Logistics LP (NYSE:TLLP) today announced the declaration of its quarterly cash distribution for the fourth quarter 2013 of $0.565 per limited partnership unit, or $2.26 on an annualized basis. This distribution represents a 4% increase over the quarterly distribution of $0.545 per unit ($2.18 per unit on an annualized basis) paid in November 2013. In the prior four quarters, TLLP has increased its distribution to limited partners by 20%. The fourth quarter distribution will be paid February 13, 2014, to all unitholders of record on February 3, 2014.
About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.
Please visit us at: www.tesorologistics.com
This release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning the timing of our cash distribution. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.
This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d).  Please note that 100 percent of Tesoro Logistics LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of Tesoro Logistics LP's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not Tesoro Logistics LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.
Contact:
Investors:
Chris Castro, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702